EXHIBIT (3i)(b)






                    CERTIFICATE OF AMENDMENT

                               OF

          SECOND RESTATED CERTIFICATE OF INCORPORATION

                               OF

                           ZAYRE CORP.

                          *  *  *  *  *


      Pursuant to Section 242 of the General Corporation Law of
                      the State of Delaware


     We, Arthur F. Loewy, Executive Vice President-Finance, and

Jay H. Meltzer, Assistant Secretary, of ZAYRE CORP. (the

"Corporation"), a corporation organized and existing under the laws of the State of Delaware, do hereby certify under the seal of the Corporation as follows:


     1.   The Second Restated Certificate of Incorporation of the
          Corporation is hereby amended by striking out the first paragraph of Article Fourth as it now exists and inserting a new first paragraph of Article Fourth, in lieu and instead thereof, to read as follows:

          "FOURTH: The total number of shares of capital stock of all classes which this Corporation shall have authority to issue shall be one hundred fifty-five million (155,000,000) shares, consisting of one hundred fifty million (150,000,000) shares of Common Stock of the par value of one dollar ($1.00) per share, amounting in the aggregate to one hundred fifty million dollars ($150,000,000), and five million (5,000,000)
          shares of Preferred Stock of the par value of one dollar ($1.00) per share, amounting in the aggregate to five million dollars ($5,000,000)."

     2. The Board of Directors of the Corporation at a meeting held on April 11, 1986 recommended that the foregoing amendment be adopted by the stockholders and the foregoing amendment has been duly adopted by the vote of a majority of the shares of outstanding Common Stock of the Corporation entitled to vote thereon at the Annual Meeting of Stockholders of the Corporation held on June 3, 1986.

     IN WITNESS WHEREOF, we have hereunto set our hands and the seal of the Corporation this 3rd day of June, 1986.



                              /s/ A. F. Loewy
                              Arthur F. Loewy
                              Executive Vice President-Finance


                    Attest:   /s/ Jay H. Meltzer
                              Assistant Secretary


(Corporate Seal)